Exhibit 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

AMERICAN INTERNATIONAL INDUSTRIES, INC. AND OR ITS OWNED SUBSIDIARY

AND

HAMMONDS TECHNICAL SERVICES, INC.

DATED February _____, 2005

STOCK PURCHASE AND EXCHANGE AGREEMENT

This Stock Purchase Agreement (hereinafter referred to as the "Agreement"), is entered into as of this __ day of February, 2005, by and among Hammonds Technical Services, Inc., a Texas corporation, and all of its subsidiaries ("Hammonds"), and American International Industries, Inc., a Nevada corporation, its nominees or any American subsidiary ("American").

Premises

This Agreement provides for the acquisition by American of at least 51% of all of the issued and outstanding shares of Hammonds, on the terms and conditions hereinafter provided.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF AMERICAN AND HAMMONDS

As an inducement to, and to obtain the reliance of the American, represents and warrants as follows:

Section 1.01 Organization. Hammonds is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Hammonds articles of incorporation or bylaws. Hammonds has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated; including, without limitation, receiving approval from its board of directors.

Section 1.02 Enforceability. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the legal, valid, and binding obligation of Hammonds in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors'; rights generally and by general equitable principles.

Section 1.03 Common Stock. The shares of Hammonds Common Stock issued to American, pursuant to this Agreement will be, upon issuance, free and clear of any claims, charges, equities, liens, security interests, encumbrances, or preemptive rights, whatsoever. The shares of Hammonds Common Stock issued to American pursuant to this Agreement will be, upon issuance, validly issued, fully paid, and non-assessable.

Section 1.04 Options to Purchase Land. Hammonds currently has an option to purchase approximately 11 acres of land located in Conroe, Texas.

Section 1.05 Information. The information concerning Hammonds set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06 Receipt of Consideration. Hammonds acknowledges the receipt of good and valuable consideration from American in connection with this.

Section 1.07 Patents, Technology, and Proprietary Trade Secrets of the ODV Family of Vehicles. Hammonds upon the execution of this agreement shall assign all patents, technology, and proprietary trade secrets of the ODV family of vehicles to Hammonds. Hammonds and the company and its subsidiaries or subsequent custodians of the ODV patent assignments agrees to pay all maintenance fees required by the United States Patent Office in order that the patents remain in full effect through out the legal life of the patents. In the event that such good standing is not maintained, all rights and benefits of the ODV patents will immediately be returned to Carl Hammonds or his heirs without any compensation or consideration whatsoever to the assignee in default.

Section 1.08 Royalties. From and after the execution of this agreement, and during the period that Hammonds or a subsequent third party shall manufacture and sell products that commercially exploit the patents, technology and proprietary trade secrets of the ODV family of vehicles, Hammonds shall pay Carl Hammonds a royalty of 1% of the net sales of the ODV family of vehicle patents. In the event of the death or permanent disability of Carl Hammonds, Hammonds shall continue to pay to heirs and representatives of Carl Hammonds the royalty of 1% of net sales during the life of the patents for the ODV family of vehicles. However, in the event that Carl Hammonds shall voluntarily terminate his employment with Hammonds for any reason, then the royalty payment payable to Carl Hammonds shall be an amount equal to .5% of net sales of the ODV family of vehicles whether the products are manufactured by Hammonds or by a third party.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF HAMMONDS

As an inducement to, and to obtain reliance of American, Hammonds represents and warrants as follows:

Section 2.01 Ownership of Hammonds Shares. Hammonds hereby represents and warrants with that it is legally able to issue to American 51,000 new shares of Hammonds Common Shares which will represent fifty one percent (51%) of all the shares outstanding at the time of closing of Hammonds and Hammonds further hereby represents to American that Mr. Carl Hammonds is or will be the owner of 49,000 shares of Hammonds representing 49% of all outstanding shares of Hammonds. Hammonds further represents that this 51,000 shares is free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever and that Hammonds has full right, power, and authority to transfer, assign, convey, and deliver such shares; and delivery of such shares at the closing will convey to American good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever. For the purposes of this Agreement, Knowledge shall mean actual knowledge after reasonable investigation.

Section 2.02 Information. The information concerning Hammonds set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.03 Organization. Hammonds is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has all corporate power and authority and has satisfied all legal requirements the failure of which to do so would have a materially adverse affect on Hammond's; business as presently conducted. Hammonds is not a party to or subject to any agreement or commitment, which will, or may restrict the conduct of its business in any jurisdiction or location. Complete and correct copies of its articles of incorporation and bylaws, as presently in effect, have been delivered to American. Hammonds does not own, directly or indirectly, any capital shares or any equity, profit sharing, participation or other interest in any other person.

Section 2.04 Capitalization. The authorized capitalization of Hammonds consists of 100,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are currently issued and outstanding. All such issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

Section 2.05 Title and Related Matters. To the best of Hammond's; Knowledge Hammonds has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties to the best of Hammond's Knowledge; and (c) such liens or mortgages disclosed to American, including the lien on the property described in Exhibit "A", as well as the other encumbrances set forth in the other documents and financial statements attached as Exhibit 2.05, it being acknowledged by American and Hammonds that the Loan Agreement and related exhibits may, by their terms, not be in default. To the best of Hammonds Knowledge, no third party has any right to, and Hammonds has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of Hammonds or any material portion of its properties, assets, or rights.

Section 2.06 Litigation and Proceedings. To the best of Hammonds'; Knowledge, there are no undisclosed actions, suits, proceedings, or investigations pending or, to the knowledge of Hammonds after reasonable investigation, threatened by or against Hammonds affecting its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the best of Hammonds Knowledge, Hammonds does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default except as described in Exhibit "B".

Section 2.07 Financial Statements. Exhibit 2.07 contains unaudited financial statements of Hammonds for the periods indicted. The unaudited financial statements present fairly, subject to the usual disclaimers and year-end audit adjustments, the financial position of Hammonds of their dates.

Section 2.08 Taxes and Tax Returns. Hammonds has duly filed with the appropriate governmental agencies all federal tax returns and reports, all state and local tax returns and reports with respect to income, payroll, sales and franchise taxes and all other tax returns and reports, the filing of which is necessary for the conduct of its business. All such tax returns properly reflect the taxes of Hammonds for the periods covered. All federal, state, and local taxes, assessments, interest, penalties, deficiencies, fees, or other governmental charges or impositions called for by such tax returns, or claimed to be due by any taxing authority, have been properly accrued or paid and all deposits required by law to be made with respect to employee's withholding taxes have been made. There are no material unresolved questions or claims concerning Hammonds'; tax liability. Hammonds has not received any notice of audit, deficiency, or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority, nor has Hammonds waived any statute of limitations with respect to taxes or agreed to any extensions of time with respect to a tax assessment of deficiency.

Section 2.09 Equipment. Exhibit 2.09 is a schedule of all of the material machinery, equipment, motor vehicles, furniture, fixtures, and other material capital assets of every kind and description of Hammonds. All of the tangible properties and assets owned by Hammonds, or in which it has an interest, currently being used by it are in good and normal operating condition and repair, normal wear and tear excepted, free from defects (except such minor defects as do not interfere with the continued use thereof in the conduct of normal operations), and are sufficient to carry on Hammonds business as conducted during the preceding three months.

Section 2.10 Enforceability. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the legal, valid, and binding obligation of Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditor's; rights generally and by general equitable principles.

Section 2.11 Compliance with Laws. Hammonds is conducting its business and operations in compliance with all legal requirements applicable to its business and operations, the failure of which to do so would have a material adverse affect on Hammonds, and the Hammonds has no knowledge or reason to believe that Hammonds is in violation or default under any legal requirements applicable to it or any of its properties which violation or default resulted in or could result in a material adverse effect.

Section 2.12 Government Authorization. No material permit, concession, grant, franchise, licenses, or other governmental authorization or approval is necessary for the conduct of the business of Hammonds.

Section 2.13 Employees; Employee Benefit Plans.

2.13.1 Employees. At the Closing no present or former employee of Hammonds will have any material claim against Hammonds on account of or for (a) overtime pay, other than overtime pay for the payroll period ending on or after the Closing, (b) wages or salaries, or (C) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned with respect to the current fiscal year of Hammonds. To the knowledge of the Hammonds, at the Closing no present or former employee of Hammonds will have any claim against Hammonds (whether under federal or state law, under any employee agreement or otherwise) on account of or for any violation of any law related to minimum wages or maximum hours of work.

        2. Employee Benefit Plans. Hammonds has no employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, under which or to which it contributes to or for the benefit of its employees (including, without limitation, life insurance, hospitalization medical, dental, bonus, incentive, deferred compensation and similar plans, severance or termination pay, club memberships, and similar benefits and perquisites) (the "Plans"), except for a medical benefit plan that it provides for its employees.

        3. Qualified Plans. Hammonds is not and has never been a party to any Plan which is an "employee pension benefit plan", as such terms defined in section 3 (2) of ERISA and the rules and regulations promulgated thereunder, and Hammonds is not a party to a "multi-employer plan" as that term is defined in section 3 (37) of ERISA.

Section 2.14 Labor Matters.

            1. No employees of Hammonds are currently represented by any labor union, nor is Hammonds a party to any collective bargaining agreement, and, to the knowledge of the Hammonds, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Hammonds ;

            2. To its knowledge Hammonds has substantially complied with the Occupational Safety and Health Act, the regulations promulgated thereunder, and all other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;

            3. To the knowledge of Hammonds, there is no unfair labor practice compliant against Hammonds pending before the National Labor Relations Board or any comparable state agency;

            4. There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the knowledge of Hammonds, threatened against or affecting Hammonds; and

            5. No grievance or arbitration proceeding is pending and no claim therefor has been asserted against Hammonds.

Section 2.15 Transactions with Related Parties. Hammonds is not a party to any material transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, or the furnishing of services, and Hammonds has not directly or indirectly, entered into any agreement or commitment which could result in it becoming obligated to provide funds in respect of or to guarantee or assume any debt or obligation of any director, officer or employee of Hammonds.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.02), Hammonds hereby agrees to assign, transfer, and deliver to American or it's subsidiary 51,000 shares of Common Stock of Hammonds representing at least fifty one percent (51%) of all shares outstanding of Hammonds and American subject to bank approval of collateral and guarantee agrees to acquire such shares on such date; by delivering in exchange therefor (1) $1,000,000 in cash to be paid to Hammonds at time of Final Closing of this transaction as per terms of this Agreement (2) a secured revolving or long term Line of Credit made available to Hammonds by American, and the assets of Hammonds in the amount of $2,000,000, and (3) American will deliver 145,000 restricted shares of American stock (72,500 shares for Mr. Haas and 72,500 shares for Mr. Ganslen) for the purchase of their total ownership in Hammonds and its subsidiaries. The 145,000 restricted shares will have a third party guaranteed payment of $10.00 per share, on or before the end of three years from the date of closing.

Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on _____________, at 9:00 a.m. or when the condition in Section 4.01 is satisfied, at the offices of Hammonds 15760 West Hardy Road, Suite 400 , Houston, Texas 77060 on __________, 2005 ("Closing Date").

Section 3.03 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all schedules or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, including, without limitation:

1. American will deliver a secured loan commitment to Hammonds in the principal amount of $2,000,000 (terms of loan to be agreed upon).

2. Hammonds will deliver 51,000 shares as agreed in all terms described in this Agreement, said shares representing at least 51% of all shares outstanding of Hammonds.

3. The remaining 49,000 shares of stock will be issued to Mr. Carl Hammonds, said shares representing at least 49% of all of the shares of Hammonds.

4. American shall appoint two (2) new directors to the present Hammonds Board of Directors, in addition to the present director Mr. Carl Hammonds for a new Board of Directors, which shall not exceed four (3) total directors. All other present directors shall resign at time of closing this transaction.

5. Hammonds shall deliver audited financial statements for the years ending 2003 and 2004. The audited Balance Sheet for 2004 and the Income Statement for 2004 should have a Net Worth and Revenues substantially in line with the Financial Statements hereby attached and made part of this contract.

6. Hammonds after closing agrees to pay a fee of $10,000 a month to American for consulting and management services.

7. Any and all Finders Fees or Consulting Agreements entered into by Hammonds must be paid at the closing by Hammonds.

ARTICLE IV

SPECIAL CONVENANTS

Section 4.01 Delivery of Books and Records. At the Closing, Hammonds shall deliver the originals of the corporate minute books, all shares of capital stock (in any form) outstanding, books of account, contracts, records, and all other books or documents now in Hammonds'; possession or its representatives to American.

Section 4.02 Third Party Consents and Certificates. Hammonds agrees to cooperate with American in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

Section 4.03 Indemnification. Hammonds hereby agrees to indemnify American as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which American may become subject arising out of or based on any inaccuracy appearing in this Agreement or misrepresentation made under this Agreement, provided that no indemnification shall be made if the misrepresentation results in damages not in excess of $5,000. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of arbitration of the State of Texas without regard to any conflict of law provisions thereof. Subject to the provisions of Section 5.05 of this Agreement, any action brought between the parties may be brought and tried only in the stated or federal courts located in Harris County, Texas, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location.

Section 5.02 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, this Agreement fully and completely expresses the agreement of the parties relating to the subject matter hereof. There is no other course of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 5.03 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date.

Section 5.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.05 Finders and /or Consulting Fee Agreement. All finders and/or consulting fees will be paid by Hammonds at the time of closing.

Section 5.06 Arbitration. All claims, disputes, controversies, differences or other matters in question arising out of the terms of this Agreement, including any exhibits thereto, shall be settled finally, completely and conclusively by arbitration in Houston, Harris County, Texas, in accordance with the Rules of the American Arbitration Association (the "Rules"). In the arbitration proceeding Hammonds shall select one arbitrator, American shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within ten (10) business days after notice of the appointed of an arbitrator by the other party or should the two arbitrators selected by the Hammonds and American fail to select an arbitrator within ten (10) business days after the date of the appointment of the last of such two arbitrators any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Hammonds or American shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 5.05. Arbitration shall be initiated by written demand by the party seeking arbitration. This agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive, and binding on all parties, and judgement may be entered thereon in the District Court of Harris County, Texas, to enforce such decision and the benefits thereof. Notwithstanding any of the above, this transaction shall not be considered closed until such time that all legally binding documents and all audited financials are finished and accepted by American and Hammonds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Hammonds Technical Services, Inc., a Texas corporation	American International Industries, Inc., a Nevada corporation

Signature: ___________________	Signature: ___________________
Title: ___________________	Title: ___________________

Agreed and Accepted:

______________________________________

Mr. Fred Hass

______________________________________

Mr. Norman Ganslen